EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Elah Holdings, Inc. (f/k/a Real Industry, Inc.) and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Dated: May 18, 2018

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Yvette Kosic, Attorney-in-fact

GOLDMAN SACHS BDC, INC.

By:	/s/ Yvette Kosic, Attorney-in-fact

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

By:	/s/ Yvette Kosic, Attorney-in-fact

GOLDMAN SACHS MIDDLE MARKET LENDING CORP.

By:	/s/ Yvette Kosic, Attorney-in-fact